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                                                                      EXHIBIT 11

                           COHR INC. AND SUBSIDIARIES

                       COMPUTATION OF NET LOSS PER SHARE
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT NET LOSS PER SHARE)

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
                                                    THREE MONTHS ENDED      NINE MONTHS ENDED
                                                       DECEMBER 31,           DECEMBER 31,
                                                    -------------------    -------------------
                                                     1998        1997       1998        1997
                                                    -------    --------    -------    --------
Net loss attributable to common stock.............  $(3,127)   $(10,655)   $(9,248)   $(11,409)
                                                    =======    ========    =======    ========
Common share information:
  Average shares outstanding for basic loss per
     share........................................    6,433       6,433      6,433       6,429
                                                    -------    --------    -------    --------
  Dilutive effect of stock options and warrants
     Shares for diluted loss per share............    6,433       6,433      6,433       6,429
                                                    =======    ========    =======    ========
Net loss per common share:
  Basic and Diluted...............................  $ (0.49)   $  (1.66)   $ (1.44)   $  (1.77)
                                                    =======    ========    =======    ========
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